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                                                                       EXHIBIT 5

                                CLOSING AGREEMENT

           (Marco Brustio, La Sesta S.A. and Orsi Mazzucchelli S.p.A.)

      Reference is made to that certain Put and Right of First Refusal Agreement, made and entered into as of the 31st day of December, 2002 (the "Agreement"), by and among Dino Tabacchi ("Tabacchi"), La Sesta S.A., a Luxembourg company ("La Sesta"), and Carlyle Venture Partners, L.P. ("CVP"), C/S Venture Investors, L.P. ("C/S"), Carlyle U.S. Venture Partners, L.P. ("CUS") and Carlyle Venture Coinvestment, L.L.C. (collectively with CVP, C/S and CUS, "Carlyle").

      Reference also is made to the fact that Carlyle has sold and Excalibur Investments B.V. (as Tabacchi's assignee) and La Sesta have purchased an aggregate of 4,666,666 shares of Common Stock pursuant to the terms of Article II (Put Rights) of the Agreement.

      Marco Brustio ("Brustio"), Orsi Mazzucchelli S.p.A. ("Orsi"), as successor by merger to La Sesta, and Carlyle hereby agree as follows:

      1. The parties agree that, notwithstanding any provisions of the Agreement to the contrary, Carlyle shall sell and La Sesta shall purchase an aggregate of 466,667 shares of Common Stock for an aggregate purchase price of $116,666.50 reflecting a price per share of $.25 (such transaction along with the purchase by Excalibur Investments B.V. (as Tabacchi's assignee) of 1,866,668 shares of Common Stock for $466,667 being referred to herein as the "Final Sale"). A Closing Agenda, which includes a list of documents to be executed in connection with the closing of the Final Sale, is attached as Exhibit A.

      2. The parties desire to extricate themselves from any further obligation under the Agreement, including any past, present or future claims of any nature arising out of the Agreement, by executing and delivering the following mutual release provisions:

            Carlyle Release of Brustio and La Sesta.

            Carlyle, on behalf of itself, and, as applicable, its present and former members, partners, shareholders, principals, employees, agents, representatives, attorneys, officers, directors, subsidiaries, affiliates, successors, and/or assigns, each do hereby relieve, release and forever discharge Brustio, La Sesta and Orsi, and, as applicable, his or its present and former members, partners, shareholders, principals, employees, agents, representatives, attorneys, officers, directors, subsidiaries, affiliates, successors, and/or assigns, and each of them, of and from any and all damages, debts, claims, demands, liabilities, obligations, causes of action and rights, attorneys' fees, costs and expenses of every nature, character and description, whether known or unknown, either now accrued or hereafter maturing, which each respective releasing party may have had or claims to have had or now has or claims to have, or hereafter may have or assert to have, arising out of, or relating to the Agreement.

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            Brustio, La Sesta and Orsi Release of Carlyle.

            Brustio, La Sesta and Orsi, on behalf of himself and itself, and, as applicable, his or its present and former members, partners, shareholders, principals, employees, agents, representatives, attorneys, officers, directors, subsidiaries, affiliates, successors, and/or assigns, each do hereby relieve, release and forever discharge Carlyle, and, as applicable, its present and former members, partners, shareholders, principals, employees, agents, representatives, attorneys, officers, directors, subsidiaries, affiliates, successors, and/or assigns, and each of them, of and from any and all damages, debts, claims, demands, liabilities, obligations, causes of action and rights, attorneys' fees, costs and expenses of every nature, character and description, whether known or unknown, either now accrued or hereafter maturing, which each respective releasing party may have had or claims to have had or now has or claims to have, or hereafter may have or asserts to have, arising out of, or relating to the Agreement, other than the obligations of Carlyle set forth in paragraph 3 of this Closing Agreement.

      3. Reasonably promptly upon the closing of the Final Sale, Carlyle agrees to (i) cause all necessary stock certificates, documents and opinions of counsel within Carlyle's control to be delivered to the transfer agent for Sight Resource Corporation and (ii) use reasonable commercial efforts to cause all necessary documents within the control of third parties to be delivered to the transfer agent for Sight Resource Corporation, all such actions intended to effect the issuance of a share certificate in the amount of 466,667 shares of Common Stock to Orsi as the holder thereof.

      4. This Closing Agreement is executed and delivered in connection with, and its terms are effective only upon, the closing of the Final Sale.

      5. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

      Each of the parties hereto has caused this Closing Agreement to be duly executed by himself or itself or its duly authorized officer or representative as of August 3, 2005.

                                     CARLYLE VENTURE PARTNERS, L.P.

                                     By: TCG Ventures, Ltd.; its general partner

   /s/ Marco Brustio                 By /s/ Daniel A. D'Aniello
-----------------------------           ------------------------------------
Marco Brustio                        Name: Daniel A. D'Aniello
                                     Title: Managing Director

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ORSI MAZZUCCHELLI S.P.A.,          C/S VENTURE INVESTORS, L.P.
AS SUCCESSOR BY MERGER TO
LA SESTA S.P.A., SUCCESSOR BY      By: TCG Ventures, Ltd.; its general partner
BY MERGER TO LA SESTA S.A.

By /s/ Marco Brustio               By /s/ Daniel A. D'Aniello
   -----------------------            ------------------------------
Name: Marco Brustio                Name: Daniel A. D'Aniello
Title: Managing Director           Title: Managing Director

                                   CARLYLE U.S. VENTURE PARTNERS, L.P.

                                   By: TCG Ventures, L.L.C.; its general partner

                                   By: TCG Holdings, L.L.C.; its manager

                                   By /s/ Daniel A. D'Aniello
                                      -------------------------------
                                   Name: Daniel A. D'Aniello
                                   Title: Managing Director

                                   CARLYLE VENTURE COINVESTMENT, L.L.C.

                                   By: TCG Ventures, L.L.C.; its general partner

                                   By: TCG Holdings, L.L.C.; its manager

                                   By /s/ Daniel A. D'Aniello
                                      ------------------------------
                                   Name: Daniel A. D'Aniello
                                   Title: Managing Director

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